ARTICLES OF INCORPORATION

OF

PIKON GROUP, INC.

A For-Profit Corporation

ARTICLE I

The name of the corporation shall be Pikon Group, Inc. (the “Corporation”).

ARTICLE II

The period of its duration shall be perpetual.

ARTICLE III

The Registered Agent of the Corporation shall be FreeWyomingAgent.com, Inc. 3904 Central Avenue Suite A-542, Cheyenne, Wyoming 82001.

ARTICLE IV

The mailing address of the corporation shall be 333 Sylvan Avenue, Suite LL5, Englewood Cliffs, New Jersey 07632.

ARTICLE V

The principal office address of the corporation shall be 333 Sylvan Avenue, Suite LL5, Englewood Cliffs, New Jersey 07632.

ARTICLE VI

The aggregate number of shares that the Corporation will have authority to issue is One Hundred Ten Million (110,000,000). One Hundred Million (100,000,000) shares will be common stock, with a par value of $0.0001. Ten Million (10,000,000) shares will be preferred stock, with a par value of $0.0001.

/s/Adam S. Tracy

Incorporator: Adam S. Tracy

Date: February 23, 2016.

FILED: 03/08/2016 12:39 PM

ID: 2016-000708507